Exhibit 10.3

THIRD AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT

THIS THIRD AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT (“Third Amendment”) is entered into July 25, 2005 (“Effective Date”) by and between Blast Energy Services, Inc. (formerly known as Verdisys, Inc.), a California corporation (“Blast”) and Maxim TEP, Inc., a Texas Corporation (“Maxim”).

WHEREAS on March 8, 2005, Blast and Maxim entered into an assignment of license agreement requiring payments to be made in accordance with a defined payment schedule;

WHEREAS Maxim has failed to pay Four Hundred Thousand ($400,000) Dollars of the total balance due on June 3, 2005, has failed to cure the default within the defined 45 day cure period and has failed to pay the amount by the extension date of July 25, 2005;

WHEREAS Maxim has requested an extended period to pay the additional consideration due;

THEREFORE, in view of the good and valuable consideration stated below, Blast and Maxim agree as follows:

1.	Extension Period.

1.1 Blast agrees to extend the period that Maxim has to pay the additional Four Hundred Thousand ($400,000) Dollars of the balance due to July 29, 2005. Failure to pay by the Four Hundred Thousand ($400,000) Dollars on July 29, 2005 will result in the lapse of the assignment and forfeiture of all prior consideration.

2.	Consideration.

2.1 In consideration of this Extension, Maxim shall pay a delinquency fee of Fifty Thousand ($50,000) Dollars by wire on July 25, 2005.

All other terms of the Assignment of License Agreement and the First and Second Amendment are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAXIM TEP, INC.

/s/ Robert Sepos, CFO	July 25, 2005
Robert Sepos, Chief Financial Officer	Date

BLAST ENERGY SERVICES, INC.

/s/ David M. Adams	July 25, 2005
David Adams, President & Co-CEO	Date